Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Birkenstock Holding plc

(Exact Name of Registrant as Specified in its Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	Other	16,100,000	$60.65	$976,465,000(2)	0.00014760	$144,126.24
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts				$976,465,000			$144,126.24
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$144,126.24
(1)
Includes additional ordinary shares that the underwriters have the option to purchase.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s ordinary shares as reported on the New York Stock Exchange on June 21, 2024.